Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-224880) of Tocagen Inc.,

(2) Registration Statement (Form S-8 No. 333-223558) pertaining to the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan of Tocagen Inc., and

(3) Registration Statement (Form S-8 No. 333-217300) pertaining to the 2009 Equity Incentive Plan, 2017 Equity Incentive Plan, and 2017 Employee Stock Purchase Plan of Tocagen Inc.;

of our report dated February 27, 2019, with respect to the financial statements of Tocagen Inc. included in this Annual Report (Form 10-K) of Tocagen Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

San Diego, California

February 27, 2019